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                                                               EXHIBIT 12

Tambrands Inc.
FORM 10-Q
PART II, Item 6., Exhibit 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated.



                                                        Three months ended March 31,
                                                     -------------------------------------
(in thousands, except ratios)                                1997                1996
                                                     ----------------------- -------------
Earnings:
  Income before income taxes                                       $38,191        $37,096
  Fixed charges                                                      2,674          2,491
    Earnings                                                       $40,865        $39,587
                                                      ======================  ============

Fixed charges:
  Interest portion of operating
    lease expense:
      Operating lease expense                                       $1,271         $1,056
      Assumed interest factor                                         0.33           0.33
                                                     ----------------------- -------------
        Interest portion of operating
          lease expense                                                419            348
  Interest expense                                                  $2,255         $2,143
    Fixed charges                                                   $2,674         $2,491
                                                      ======================  ============

Ratio of earnings to fixed charges                                    15.3           15.9
                                                      ======================  ============